Exhibit 5.1

1313 North Market Street
P.O Box 951
Wilmington, DE 19801- 0951
302 984 6000
www.potteranderson.com

April 26, 2023
Owlet, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
Re:     Registration Statement of Owlet, Inc. on Form S-3
Ladies and Gentlemen:
We have acted as special Delaware counsel to Owlet, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), registering up to 171,428,550 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), of which 61,224,484 shares of Common Stock are issuable upon the conversion of the outstanding shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) and 110,204,066 shares of Common Stock are issuable upon the exercise of certain outstanding warrants to purchase shares of Common Stock (the “Warrants”). In connection with the filing of the Registration Statement, you have asked us to pass upon the validity of the Common Stock being offered pursuant to the prospectus included in the Registration Statement. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
For the purpose of rendering our opinions as stated herein, we have conducted no independent factual investigation of our own, and have examined only the following documents:
(i) the Second Amended and Restated Certificate of Incorporation of the Company (f/k/a Sandbridge Acquisition Corporation), as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 15, 2021, which became effective on the same, as amended by that certain State of Delaware Certificate of Change of Registered Agent And/Or Registered Office, as filed with the Secretary of State on November 3, 2022, which became effective on the same, and as further amended by the Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State on February 17, 2023, which became effective on the same;
(ii) the Amended and Restated Bylaws of the Company, which constitute the bylaws of the Company currently in effect;

Owlet, Inc.
April 26, 2023

(iii) the Investment Agreement, by and among the Company and Trilogy Equity Partners, LLC, Walleye Opportunities Master Fund Ltd, Litespeed Master Fund, LTD. and Cedar Holdings MGMT LLC, dated as of February 17, 2023;
(iv) the Investment Agreement, by and among the Company and Eclipse Early Growth Fund I, L.P., John Stanton and Terry Gillespie, TIC, Samuel Thomsen Trust #2, Peter Thomsen Trust #2, Kurt Workman, John Kim, John Frankel, Oliver Frankel and The Melton 2020 Irrevocable Trust, dated as of February 17, 2023;
(v) the Registration Statement;
(vi) the Warrants, by and between (a) the Company and Walleye Opportunities Master Fund Ltd, (b) the Company and Eclipse Early Growth Fund I, L.P., (c) the Company and Litespeed Master Fund, LTD., (d) the Company and Trilogy Equity Partners, LLC, (e) the Company and John Kim, (f) the Company and Cedar Holdings MGMT LLC, (g) the Company and John Frankel, (h) the Company and Oliver Frankel, (i) the Company and John Stanton and Terry Gillespie, TIC, (j) the Company and Kurt Workman, (k) the Company and Samuel Thomsen Trust #2, (l) the Company and Peter Thomsen Trust #2 and (m) the Company and The Melton 2020 Irrevocable Trust, in each case, dated February 17, 2023;
(vii) a certificate of an officer of the Company, dated February 17, 2023 (the “Officer’s Certificate”); and
(viii) a Certificate of Good Standing with respect to the Company, dated April 26, 2023, obtained from the Secretary of State.
For purposes of this opinion letter, we have not reviewed any documents, agreements or records other than the documents, agreements or records listed in (i) through (viii) above. In particular, we have not reviewed, and express no opinion on, any document, agreement or record (other than the documents, agreements or records listed in (i) through (viii) above) that is referred to or incorporated by reference into, the documents, agreements or records reviewed by us (unless otherwise listed in (i) through (viii) above). We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinions stated herein.
As to certain factual matters, we have relied upon the Officer’s Certificate and have not sought to independently verify such matters.
Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that:
A.     Upon the issuance and delivery of the shares of Common Stock pursuant to and in accordance with the terms of the Series A Preferred Stock and their offering pursuant to the prospectus included in the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and non-assessable.

Owlet, Inc.
April 26, 2023

B.    Upon the issuance and delivery of the shares of Common Stock pursuant to and in accordance with the terms of the Warrants and their offering pursuant to the prospectus included in the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and non-assessable.
The opinions expressed herein are subject in all respects to the following assumptions, limitations, and qualifications:
(i)    Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”) in effect on the date hereof. We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any other jurisdiction (whether foreign or domestic), including, without limitation, the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, blue sky laws, antitrust laws, insurance laws, tax laws, and regulations of stock exchanges or of any other regulatory body.
(ii)    We have assumed that each of the parties to each of the documents examined by us is duly organized, incorporated, or formed, is validly existing, and, if applicable, is in good standing under the laws of its respective jurisdiction of organization, incorporation or formation. In addition, we have assumed that each of the parties (exclusive of the Company) to each of the documents examined by us has all requisite legal capacity, power, authority, and legal right to execute, deliver, and perform its obligations under each such document to which it is a party. We have also assumed that the execution, delivery and performance of each of the documents examined by us has been duly authorized by each of the parties thereto (exclusive of the Company), and has been duly executed and delivered by each of the parties thereto in the form submitted for our review. We have also assumed that the due authorization, execution and delivery of each document examined by us by each of the parties thereto, the performance by each of such parties of their respective obligations thereunder, and the consummation of the transactions contemplated thereby, does not result in the breach of the terms of, and does not (a) result in a breach of the terms of, and does not contravene the constituent documents or any law, rule, or regulation applicable to, any such party thereto (exclusive of, with respect to the Company only, the Company’s constituent documents and any law, rule or regulation of the State of Delaware applicable to the Company), (b) result in a breach of the terms of, and does not contravene, any contractual restriction binding upon any such party thereto, or (c) require under any law, statute, rule, or regulation applicable to any party thereto any registration or filing with, or any authorization, consent or approval of, any governmental authority (other than the filing of the Registration Statement with the Commission, which you have advised us is required by the Act).
(iii)    We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) the genuineness of all signatures on all documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the accuracy and completeness of all documents examined by us, (e) the conformity to authentic originals of all documents submitted to us as certified, conformed,

Owlet, Inc.
April 26, 2023

photostatic, or other copies, and (f) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not otherwise been revoked since the time of their adoption and remain in full force and effect.
(iv)     We assume that, at the time of the issuance of the shares of Common Stock pursuant to the conversion of the Series A Preferred Stock and/or the exercise of the Warrants, there will be a sufficient number of unissued shares of Common Stock, which shares had not been previously subscribed for, reserved, or otherwise committed to be issued, available to satisfy the obligation of the Company to issue such shares.
(v)    We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock and/or the exercise of the Warrants.
(vi)    We have assumed that the issuance of any shares of Common Stock that become issuable pursuant to the conversion of the shares of Series A Preferred Stock and/or the exercise of the Warrants, will be, duly registered on the Company’s stock ledger, and that the shares of Common Stock that become issuable pursuant to the conversion of the shares of Series A Preferred Stock and/or the exercise of the Warrants will be, uncertificated.
(vii)    The opinions set forth herein are subject to and may be limited by (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code and the Delaware insolvency statutes, (b) principles of equity including, without limitation, concepts of materiality, good faith, fair dealing, conscionability and reasonableness and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) applicable law relating to fiduciary duties, (d) public policy limitations with respect to exculpation, contribution, indemnity and advancement provisions, (e) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right other than, as a matter of state law in the state courts of the State of Delaware, the right to a trial by jury, (f) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (g) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (h) the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable and (i) the qualification that provisions requiring the payment of attorneys’ fees may be limited.
(viii)    We express no opinion as to the Uniform Commercial Code (including the Delaware Uniform Commercial Code, 6 Del. C. § 1-101 et seq., in effect on the date hereof) or as to whether any filings may be required thereunder in connection with any of the documents examined by us.

Owlet, Inc.
April 26, 2023

(ix)    The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of the DGCL as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.
We hereby consent to your filing this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” These opinions are rendered solely for your benefit in connection with the filing of the Registration Statement and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Potter Anderson & Corroon LLP